Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings

January 30, 2009	For Immediate Release

Derby, Vermont

For more information, contact President & CEO Stephen P. Marsh at 802-334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2008, of $796,123 or $0.17 per share compared to $897,018 or $0.20 per share for the fourth quarter of 2007. Earnings of $2,201,346 or $0.45 per share for the full year compare to $3,357,330, or $0.77 per share in 2007.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said that the earnings decrease is attributable to merger related expenses, including interest costs, non cash write downs in core deposit intangibles, as well as the termination of various contracts and service agreements that had been in place at LyndonBank. The Bank also wrote down an investment in FNMA Preferred stock by $739,332. The two companies merged as of the close of business on December 31, 2007.

“We are very pleased with our recent acquisition, which is meeting our expectations.  Although the current environment is very challenging, we are confident that this merger will position us as an even stronger bank for the future. We look forward to today’s challenges, and have an excellent staff that is up to the task. We continue to be a strong well-capitalized community bank serving the many needs of our local communities," Marsh said.

The Bank’s loan portfolio continues to perform well, and increased by $8,926,476, with loans totaling $364,811,683 compared to $355,885,207 at year end 2007. Total assets at yearend were $487,799.232 compared to $502,031,618 at year end 2007, and deposits were $402,240,780 compared to $416,220,110 at year end 2007.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.